Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter 2023 Results

El Dorado, Arkansas, February 7, 2024 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months and twelve months ended December 31, 2023.
Key Highlights:
•Net income was $150.0 million, or $7.00 per diluted share, in Q4 2023 compared to net income of $117.7 million, or $5.21 per diluted share, in Q4 2022. For the full year 2023, net income was $556.8 million, or $25.49 per diluted share, compared to 2022 net income of $672.9 million, or $28.10 per diluted share.

•Total fuel contribution for Q4 2023 was 32.5 cpg, compared to 30.6 cpg in Q4 2022. For the year 2023, total fuel contribution was 31.4 cpg, compared to 34.3 cpg in 2022.

•Total retail gallons were 1.2 billion in both Q4 2023 and Q4 2022, while volumes on a same store sales ("SSS") basis declined 2.0% in Q4 2023 compared to Q4 2022. Total retail gallons were 4.8 billion gallons for both full year 2023 and 2022, and volumes on a SSS basis for the full year 2023 decreased 1.8% compared to the prior-year period.

•Merchandise contribution dollars for Q4 2023 increased 4.6% to $197.7 million on average unit margins of 19.4%, compared to Q4 2022 contribution dollars of $189.0 million on unit margins of 19.1%. For the full year 2023, merchandise contribution dollars increased 4.7% to $803.4 million and average unit margins were 19.7% in both 2023 and 2022.

•During Q4 2023, the Company repurchased approximately 442.2 thousand common shares for $162.0 million at an average price of $366.42 per share. For the year 2023, the Company repurchased slightly more than 1.0 million shares for a total of $336.2 million at an average of $327.55 per share.

“2023 financial results and operational performance are a testament to the strong foundations we have built at Murphy USA over the last decade, successfully executing against our strategy, and widening our advantage in the marketplace” said President and CEO Andrew Clyde. “Structural resilience in fuel margins coupled with high volumes generated over $1.5B in fuel contribution in 2023. This performance in a less volatile environment increases our confidence in the longevity of elevated fuel margins that complements and helps strengthen our everyday low-price model, helping us to deliver more value to our customers. Our strategic focus remains firmly rooted in new store growth and continuous improvement efforts to generate higher returns from our network of existing and new stores, meaning we are investing in people, technology, and innovation to drive in-store performance. We executed a balanced capital program in 2023, investing in new store growth and repurchasing over 1 million shares, while maintaining a strong and agile balance sheet. We are bringing a lot of momentum with us into 2024, leveraging the highest fourth quarter net income and Adjusted EBITDA in company history, and providing us with further opportunities to drive shareholder value creation for long-term investors.”

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2023	2022	2023	2022
Net income (loss) ($ Millions)	$150.0	$117.7	$556.8	$672.9
Earnings per share (diluted)	$7.00	$5.21	$25.49	$28.10
Adjusted EBITDA ($ Millions)	$275.2	$230.3	$1,058.5	$1,190.9

Net income and Adjusted EBITDA for Q4 2023 were higher versus the prior-year quarter, due primarily to higher total fuel contribution, higher overall merchandise contribution, and lower general and administrative expenses, which were partially offset by increases in store operating expenses. Net income and Adjusted EBITDA for the year 2023 were lower than the prior-year period, due primarily to lower total fuel contribution, increases in store operating expenses and general and administrative expenses, which were partially offset by higher overall merchandise contribution and lower payment fees.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2023	2022	2023	2022
Total retail fuel contribution ($ Millions)	$376.0	$341.2	$1,324.0	$1,405.0
Total PS&W contribution ($ Millions)	(30.4)	(34.1)	(144.9)	(80.8)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	47.4	62.2	328.6	305.8
Total fuel contribution ($ Millions)	$393.0	$369.3	$1,507.7	$1,630.0
Retail fuel volume - chain (Million gal)	1,208.4	1,206.3	4,803.7	4,751.5
Retail fuel volume - per store (K gal APSM)[1]	242.8	246.2	242.0	244.6
Retail fuel volume - per store (K gal SSS)[2]	237.9	241.6	237.8	240.9
Total fuel contribution (cpg)	32.5	30.6	31.4	34.3
Retail fuel margin (cpg)	31.1	28.3	27.6	29.6
PS&W including RINs contribution (cpg)	1.4	2.3	3.8	4.7

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2022 amounts not revised for 2023 raze-and-rebuild activity

Total fuel contribution dollars of $393.0 million increased $23.7 million, or 6.4%, in Q4 2023 compared to Q4 2022 due to higher margins and increased retail volumes sold during the quarter. Retail fuel contribution dollars increased $34.8 million, or 10.2%, to $376.0 million compared to Q4 2022 due to higher retail fuel margins and volumes. The increase was driven by 31.1 cpg retail fuel margins in Q4 2023, a 9.9% increase when compared to Q4 2022, supported primarily by a declining commodity price environment. Retail volumes were 0.2% higher compared to the prior-year quarter. PS&W margins declined $11.1 million versus Q4 2022, primarily due to lower unbranded margins.

For the full year 2023, total fuel contribution dollars decreased $122.3 million, or 7.5%, due to lower retail fuel and PS&W margins, partially offset by higher retail volumes. Retail fuel contribution dollars decreased $81.0 million, or 5.8%, for the year 2023, due to lower retail fuel margins partially offset by higher volumes sold. For the full year 2023, retail fuel margins were 27.6 cpg, a 6.8% decrease versus the prior-year period, and overall retail volumes were 1.1% higher for the year 2023 compared to the prior-year period. PS&W margins decreased by $41.3 million for the full year, primarily due to timing and price-related impacts combined with lower unbranded margins.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2023	2022	2023	2022
Total merchandise contribution ($ Millions)	$197.7	$189.0	$803.4	$767.1
Total merchandise sales ($ Millions)	$1,018.5	$989.4	$4,089.3	$3,903.2
Total merchandise sales ($K SSS)[1,2]	$198.8	$195.1	$199.8	$193.0
Merchandise unit margin (%)	19.4%	19.1%	19.7%	19.7%
Tobacco contribution ($K SSS)[1,2]	$18.8	$17.7	$18.4	$17.7
Non-tobacco contribution ($K SSS)[1,2]	$20.4	$20.1	$21.3	$20.2
Total merchandise contribution ($K SSS)[1,2]	$39.2	$37.8	$39.7	$37.9

[1]2022 amounts not revised for 2023 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased $8.7 million, or 4.6%, to $197.7 million in Q4 2023 compared to the prior-year quarter and increased $36.3 million to $803.4 million for the full year 2023, due primarily to higher merchandise sales. Total tobacco contribution dollars in Q4 2023 increased 7.5% and non-tobacco contribution dollars increased 3.2% compared to Q4 2022. For the full year 2023, tobacco contribution dollars increased 4.6% and non-tobacco contribution dollars increased 5.7% compared to prior year.

Other Areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2023	2022	2023	2022
Total store and other operating expenses ($ Millions)	$254.2	$247.1	$1,014.8	$976.5
Store OPEX excluding payment fees and rent ($K APSM)	$33.5	$32.1	$33.2	$31.7
Total SG&A cost ($ Millions)	$62.1	$81.7	$240.5	$232.5

Total store and other operating expenses were $7.1 million higher in Q4 2023 versus Q4 2022 and were $38.3 million higher for the year 2023 versus 2022, mainly due to employee related expenses, store maintenance costs, and inventory shrink costs, in each case partially offset by lower payment fees. Store OPEX excluding payment fees and rent on an APSM basis were 4.4% higher versus Q4 2022 and 4.7% higher for the year 2023, primarily attributable to increased employee related expenses, maintenance, and inventory shrink costs.

Total SG&A costs for Q4 2023 were $19.6 million lower than Q4 2022, primarily due to a charitable pledge of $25.0 million in Q4 2022, offset in part by higher employee and incentive costs and professional and technology fees in support of business improvement initiatives incurred in Q4 2023. For the year 2023, SG&A costs were $8.0 million higher compared to the prior year, due to higher employee and incentive costs and professional and technology fees in support of business improvement initiatives, partially offset by lower charitable donations in 2023.

Store Openings

The tables below reflect changes in our store portfolio in Q4 2023:

Net Change in Q4 2023	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	9	1	10
Closed	—	(1)	(1)
Net change	9	—	9

Raze-and-rebuilds reopened in Q4*	17	—	17

Under Construction at End of Q4
NTI	5	1	6
Raze-and-rebuilds*	2	—	2
Total under construction at end of Q4	7	1	8

Net Change YTD in 2023
NTI	22	6	28
Closed	—	(7)	(7)
Net change	22	(1)	21

Raze-and-rebuilds reopened YTD*	31	—	31

Store count at December 31, 2023*	1,577	156	1,733

*Store counts include raze-and-rebuild stores

Financial Resources

	As of December 31,
Key Financial Metrics	2023	2022
Cash and cash equivalents ($ Millions)	$117.8	$60.5
Marketable securities, current ($ Millions)	$7.1	$17.9
Marketable securities, non-current ($ Millions)	$4.4	$4.4
Long-term debt, including finance lease obligations ($ Millions)	$1,784.7	$1,791.9

Cash balances as of December 31, 2023 totaled $117.8 million, and the Company also had total marketable securities of $11.5 million. Long-term debt consisted of approximately $298.4 million in carrying value of 5.625% senior notes due in 2027, $495.7 million in carrying value of 4.75% senior notes due in 2029, $494.6 million in carrying value of 3.75% senior notes due in 2031, and $380.3 million of term debt, combined with approximately $115.7 million in long-term finance leases. The $350 million revolving cash flow facility was undrawn as of December 31, 2023.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2023	2022	2023	2022
Average shares outstanding (diluted) (in thousands)	21,425	22,603	21,843	23,950

At December 31, 2023, the Company had common shares outstanding of 20,837,328. Common shares repurchased during the quarter were approximately 442.2 thousand shares for $162.0 million, which were purchased under the 2021 share repurchase plan (now completed) and the 2023 share repurchase plan. Common shares purchased during the twelve months ended December 31, 2023, were slightly more than 1.0 million shares for a total of $336.2 million. As of December 31, 2023, approximately $1.4 billion remained available under the $1.5 billion 2023 plan.

The effective income tax rate for Q4 2023 was 23.6% compared to 22.3% in Q4 2022. For the year 2023, the effective income tax rate was 24.2% compared to 23.9% in 2022.

The Company paid a quarterly cash dividend on December 1, 2023 of $0.41 per share, or $1.64 per share on an annualized basis, a 5.1% increase from the previous quarter for a total cash payment of $8.7 million. Total cash dividends paid in 2023 were $33.4 million, or $1.55 per share, compared to $29.9 million in 2022, an increase of 11.7%.

2023 Guidance Range, 2023 Actual Results, and 2024 Guidance Range

	2023 Updated Guidance Range	2023 Actual Results	2024 Guidance Range
Organic Growth
New Stores	27 - 30	28	30 to 35
Raze-and-Rebuilds	33	31	35 to 40
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	240 to 245	242	240 to 245
Store Profitability
Merchandise contribution ($ Millions)	$795 to $815	$803	$860 to $880
Retail store OPEX excluding credit card fees and rent expense ($K, APSM)	$32.5 to $34.0	$33.2	$35.0 to $35.5
Corporate Costs
SG&A ($ Millions per year)	$235 to $245	$241	$255 to $265
Effective Tax Rate	24% to 26%	24.2%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$325 to $375	$344	$400 to $450

Management's annual guidance for 2024 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2024 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and investments in raze-and-rebuild sites reflect our expectation of being able to sustain a higher level of growth into 2024 and beyond, utilizing our disciplined capital approach and prioritizing the highest return projects across competing opportunity sets

Fuel Contribution:
~~•~~The company's low-price offering continues to resonate with our customers, retaining prior year market share gains in 2023 which we expect to persist in 2024, resulting in flat to slightly higher per store volumes
Store Profitability:
•Material growth in merchandise contribution is based on expected impact from new stores, raze and rebuilds, and ongoing promotional and center-of-store focused initiatives, particularly in the food and beverage categories
•Growth in store operating expenses per site, before credit card fees and rent, will likely be modestly higher in 2024 as we build larger new stores, raze and rebuild existing stores, and invest in people and technology, which will in turn drive a higher rate of growth in merchandise contribution
Corporate Costs:
•SG&A costs reflect continued investments in productivity initiatives that will improve the company's ability to better serve customers through a wider variety of digital assets and creating a more engaging customer experience over the long-term
•The effective tax rate in 2024 is expected to be in a range of 24% to 26% and is consistent with historical performance
Capital Allocation:
•Capital expenditures primarily reflect a higher expected level of new store growth, raze-and-rebuild activity, store remodels, as well as corporate infrastructure projects and continued investment in digital technologies
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of between 30.0 cpg and 34.0 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate net income between $496 million and $631 million, respectively, which would translate to expected Adjusted EBITDA between $1 billion and $1.2 billion. A reconciliation of the Adjusted EBITDA to Net Income is provided as the final page of this release.

* * * * *

Earnings Call Information
The Company will host a conference call on February 8, 2024 at 10:00 a.m. Central Time to discuss fourth quarter 2023 results. The conference call number is 1 (888) 330-2384 and the conference number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our outlook for 2024, M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: The Company's ability to successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; geopolitical events that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars, except share and per share amounts)	2023	2022	2023	2022
Operating Revenues
Petroleum product sales[1]	$4,000.8	$4,312.8	$17,104.4	$19,230.1
Merchandise sales	1,018.5	989.4	4,089.3	3,903.2
Other operating revenues	49.6	64.1	335.7	312.8
Total operating revenues	5,068.9	5,366.3	21,529.4	23,446.1

Operating Expenses
Petroleum product cost of goods sold[1]	3,656.6	4,006.8	15,929.7	17,910.1
Merchandise cost of goods sold	820.8	800.4	3,285.9	3,136.1
Store and other operating expenses	254.2	247.1	1,014.8	976.5
Depreciation and amortization	57.0	55.9	228.7	220.4
Selling, general and administrative	62.1	81.7	240.5	232.5
Accretion of asset retirement obligations	0.8	0.7	3.0	2.7
Acquisition and integration related costs	—	0.1	—	1.5
Total operating expenses	4,851.5	5,192.7	20,702.6	22,479.8

Gain (loss) on sale of assets	(0.2)	(0.1)	(0.8)	2.1
Income (loss) from operations	217.2	173.5	826.0	968.4

Other income (expense)
Investment income	2.2	1.2	6.9	3.0
Interest expense	(24.0)	(23.7)	(98.5)	(85.3)
Other nonoperating income (expense)	0.9	0.4	—	(2.3)
Total other income (expense)	(20.9)	(22.1)	(91.6)	(84.6)
Income before income taxes	196.3	151.4	734.4	883.8
Income tax expense (benefit)	46.3	33.7	177.6	210.9
Net Income	$150.0	$117.7	$556.8	$672.9

Basic and Diluted Earnings Per Common Share
Basic	$7.12	$5.31	$25.91	$28.63
Diluted	$7.00	$5.21	$25.49	$28.10
Weighted-average Common shares outstanding (in thousands):
Basic	21,072	22,148	21,493	23,506
Diluted	21,425	22,603	21,843	23,950
Supplemental information:
[1]Includes excise taxes of:	$570.1	$541.8	$2,291.2	$2,180.2

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2023	2022	2023	2022

Operating Revenues
Petroleum product sales	$4,000.8	$4,312.8	$17,104.4	$19,230.1
Merchandise sales	1,018.5	989.4	4,089.3	3,903.2
Other operating revenues	49.3	63.8	335.2	312.1
Total operating revenues	5,068.6	5,366.0	21,528.9	23,445.4

Operating expenses
Petroleum products cost of goods sold	3,656.6	4,006.8	15,929.7	17,910.1
Merchandise cost of goods sold	820.8	800.4	3,285.9	3,136.1
Store and other operating expenses	254.1	247.1	1,014.6	976.5
Depreciation and amortization	53.0	51.9	211.9	204.8
Selling, general and administrative	62.1	81.7	240.5	232.5
Accretion of asset retirement obligations	0.8	0.7	3.0	2.7
Total operating expenses	4,847.4	5,188.6	20,685.6	22,462.7

Gain (loss) on sale of assets	(0.2)	(0.1)	(0.7)	(0.7)
Income (loss) from operations	221.0	177.3	842.6	982.0

Other income (expense)
Interest expense	(2.2)	(2.3)	(8.9)	(9.0)
Other nonoperating income (expense)	0.1	—	0.2	—
Total other income (expense)	(2.1)	(2.3)	(8.7)	(9.0)

Income (loss) before income taxes	218.9	175.0	833.9	973.0
Income tax expense (benefit)	52.8	39.1	203.0	232.1
Net income (loss) from operations	$166.1	$135.9	$630.9	$740.9

Total tobacco sales revenue same store sales[1,2]	$128.8	$124.7	$127.2	$123.3
Total non-tobacco sales revenue same store sales[1,2]	70.0	70.4	72.6	69.7
Total merchandise sales revenue same store sales[1,2]	$198.8	$195.1	$199.8	$193.0
[1]2022 amounts not revised for 2023 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,733	1,712	1,733	1,712
Total store months during the period	5,134	5,079	20,535	20,172

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2023		December 31, 2023
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	(2.0)%	(1.4)%	(1.8%)	(1.0%)

Merchandise sales	1.4%	1.8%	2.7%	2.9%
Tobacco sales	3.2%	3.0%	3.5%	2.9%
Non tobacco sales	(1.7)%	0.1%	1.4%	3.1%

Merchandise margin	3.2%	3.4%	3.0%	2.9%
Tobacco margin	7.1%	6.3%	4.3%	2.7%
Non tobacco margin	(0.2)%	2.1%	1.9%	3.8%
[1]Includes store-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2022 for the stores being compared in the 2023 versus 2022 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. The QuickChek results for Q4 2023 covers the period September 30, 2023 to December 29, 2023 and for the full year 2023 covers the period December 31, 2022 to December 29, 2023. The QuickChek results for Q4 2022 covers the period October 1, 2022 to December 30, 2022 and for the full year 2022 covers the period January 1, 2022 to December 30, 2022. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$117.8	$60.5
Marketable securities, current	7.1	17.9
Accounts receivable—trade, less allowance for doubtful accounts of $1.3 and $0.3 at 2023 and 2022, respectively	336.7	281.7
Inventories, at lower of cost or market	341.2	319.1
Prepaid expenses and other current assets	23.7	47.6
Total current assets	826.5	726.8
Marketable securities, non-current	4.4	4.4
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,739.2 and $1,553.1 at 2023 and 2022, respectively	2,571.8	2,459.3
Operating lease right of use assets, net	452.1	449.6
Intangible assets, net of amortization	139.8	140.4
Goodwill	328.0	328.0
Other assets	17.5	14.7
Total assets	$4,340.1	$4,123.2

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.0	$15.0
Trade accounts payable and accrued liabilities	834.7	839.2
Income taxes payable	23.1	—
Total current liabilities	872.8	854.2

Long-term debt, including capitalized lease obligations	1,784.7	1,791.9
Deferred income taxes	329.5	327.4
Asset retirement obligations	46.1	43.3
Non-current operating lease liabilities	450.3	444.2
Deferred credits and other liabilities	27.8	21.5
Total liabilities	3,511.2	3,482.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2023 and 2022, respectively)	0.5	0.5
Treasury stock (25,929,836 and 25,017,324 shares held at
2023 and 2022, respectively)	(2,957.8)	(2,633.3)
Additional paid in capital (APIC)	508.1	518.9
Retained earnings	3,278.1	2,755.1
Accumulated other comprehensive income (loss) (AOCI)	—	(0.5)
Total stockholders' equity	828.9	640.7
Total liabilities and stockholders' equity	$4,340.1	$4,123.2

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2023	2022	2023	2022
Operating Activities
Net income	$150.0	$117.7	$556.8	$672.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	57.0	55.9	228.7	220.4
Deferred and noncurrent income tax charges (benefits)	1.9	16.5	2.0	31.5
Accretion of asset retirement obligations	0.8	0.7	3.0	2.7
Amortization of discount on marketable securities	(0.4)	(0.1)	(0.4)	(0.1)
(Gains) losses from sale of assets	0.2	0.1	0.8	(2.1)
Net (increase) decrease in noncash operating working capital	55.1	26.0	(42.1)	44.8
Other operating activities - net	8.5	6.4	35.2	24.6
Net cash provided (required) by operating activities	273.1	223.2	784.0	994.7
Investing Activities
Property additions	(111.0)	(82.2)	(335.6)	(305.3)
Proceeds from sale of assets	0.1	0.3	2.4	8.8
Investment in marketable securities	(1.5)	(22.2)	(12.8)	(22.2)
Redemptions of marketable securities	6.0	—	24.0	—
Other investing activities - net	(0.2)	—	(1.6)	(0.6)
Net cash provided (required) by investing activities	(106.6)	(104.1)	(323.6)	(319.3)
Financing Activities
Purchase of treasury stock	(160.5)	(239.5)	(333.2)	(806.4)
Dividends paid	(8.7)	(7.8)	(33.4)	(29.9)
Borrowings of debt	—	5.0	8.0	5.0
Repayments of debt	(3.8)	(8.8)	(23.4)	(20.2)
Amounts related to share-based compensation	(0.5)	(0.2)	(21.1)	(19.8)
Net cash provided (required) by financing activities	(173.5)	(251.3)	(403.1)	(871.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(7.0)	(132.2)	57.3	(195.9)
Cash, cash equivalents and restricted cash at beginning of period	124.8	192.7	60.5	256.4
Cash, cash equivalents and restricted cash at end of period	$117.8	$60.5	$117.8	$60.5

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three months and twelve months ended months ended December 31, 2023 and 2022. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2023	2022	2023	2022

Net income	$150.0	$117.7	$556.8	$672.9

Income tax expense (benefit)	46.3	33.7	177.6	210.9
Interest expense, net of investment income	21.8	22.5	91.6	82.3
Depreciation and amortization	57.0	55.9	228.7	220.4
EBITDA	$275.1	$229.8	$1,054.7	$1,186.5

Accretion of asset retirement obligations	0.8	0.7	3.0	2.7
(Gain) loss on sale of assets	0.2	0.1	0.8	(2.1)
Acquisition and integration related costs	—	0.1	—	1.5
Other nonoperating (income) expense	(0.9)	(0.4)	—	2.3
Adjusted EBITDA	$275.2	$230.3	$1,058.5	$1,190.9

Required Non-GAAP Reconciliation

An itemized reconciliation of Adjusted EBITDA to Net Income for the full year 2024, which is provided for modeling purposes only, is as follows:

	Calendar Year 2024
(Millions of dollars)	Low	High
Net Income	$496	$631

Income taxes	$157	$222
Interest expense, net of interest income	$97	$97
Depreciation and amortization	$249	$249
Other operating and nonoperating, net	$1	$1

Adjusted EBITDA	$1,000	$1,200

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of between 30.0 cpg and 34.0 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate net income between $496 million and $631 million, respectively, which would translate to expected Adjusted EBITDA of between $1 billion and $1.2 billion.